Exhibit 10.52

Description of 2005 Incentive Compensation Plan

The Compensation Committee of the Board of Directors of Remington approved the 2005 Incentive Compensation Plan (the“2005 Plan”) at its December 15, 2004 meeting. The 2005 Plan is for the Company’s officers and certain other employees and is based on the performance of the Company compared to performance targets for 2005 approved by the Board of Directors. The 2005 Plan provides for eligible participants to earn 75% of their potential incentive compensation  upon the Company achieving 100% of the performance target, with increases in the portion of the potential incentive compensation earned with higher performance of the Company.  No incentive compensation will be payable if the Company fails to achieve 90% or more of the performance target. The unit of measure for the Company is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) as adjusted for certain non-recurring or unusual transactions. The 2005 Plan calls for the payment of earned incentive compensation by the end of the Company’s first quarter 2006.